Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Caleres, Inc. Incentive and Stock Compensation Plan of 2017 of our reports dated March 28, 2017, with respect to the consolidated financial statements and schedule of Caleres, Inc. and the effectiveness of internal control over financial reporting of Caleres, Inc. included in its Annual Report (Form 10-K) for the year ended January 28, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
June 19, 2017